EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Consolidated

	Year Ended December 31,
	2007	2006	2005
Weighted average Shares of Common Stock outstanding during the year	5,164,169	5,152,804	5,064,564
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	466,694	187,014	97,774
TOTAL	5,630,863	5,339,818	5,162,338
Net Income	$6,399,933	$7,314,305	$4,101,149
Per Share amount—Primary/Basic	$1.24	$1.42	$0.81
Per Share amount—Diluted	$1.14	$1.37	$0.79

Continued Operations

	Year Ended December 31,
	2007	2006	2005
Weighted average Shares of Common Stock outstanding during the year	5,164,169	5,152,804	5,064,564
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	466,694	187,014	97,774
TOTAL	5,630,863	5,339,818	5,162,338
Net Income	$6,325,338	$7,314,305	$4,101,149
Per Share amount—Primary/Basic	$1.22	$1.42	$0.81
Per Share amount—Diluted	$1.12	$1.37	$0.79

Discontinued Operations

	Year Ended December 31,
	2006	2005	2004
Weighted average Shares of Common Stock outstanding during the year	5,164,169	5,152,804	5,064,564
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	466,694	187,014	97,774
TOTAL	5,164,169	5,339,818	5,162,338
Net Income	$74,595	$—	$—
Per Share amount—Primary/Basic	$0.01	$—	$—
Per Share amount—Diluted	$0.01	$—	$—